Exhibit 23.A
Consent of Accountants
We hereby consent to the incorporation by reference in this annual report on Form 40-F and in the Registration Statement on Form S-8 dated July 29, 2005 of Shell Canada Limited of (i) our report dated February 21, 2006 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders; (ii) our report dated February 21, 2006 relating to the supplemental note, which appears in Schedule VI of the Annual Information Form; and (iii) our report dated February 21, 2006 relating to Note 1 to the consolidated financial statements, which appears in Schedule VI of the Annual Information Form.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Alberta
February 21, 2006